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                     January 6, 2022

       Mohsin Y. Meghji
       Chairman and Chief Executive Officer
       M3-Brigade Acquisition II Corp.
       1700 Broadway, 19th Floor
       New York, NY 10019

                                                        Re: M3-Brigade
Acquisition II Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 27,
2021
                                                            File No. 001-40162

       Dear Mr. Meghji:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              John L. Robinson, Esq.